APPENDIX A: CODE OF ETHICS
October 27, 2022

A.	Professional Responsibilities

Affinity Investment Advisors, LLC (“Affinity”) is registered as an investment advisor with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisors Act of 1940. Affinity is dedicated to providing effective and proper professional investment management services to a wide variety of institutional and individual advisory clients. Affinity’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with Affinity.

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Affinity. All employees are encouraged and required to report any Code violations or potential violations to the CCO.

Affinity serves as investment manager for individual and institutional advisory clients. When used herein, the term “client” includes any investment company assets of which Affinity manages, co-manages or for which it otherwise provides portfolio management services, and to individual and institutional investors for whom Affinity provides investment supervisory services or manages investment advisory accounts.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisors, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice and failure to do so may render the advisor in violation of the anti-fraud provisions of the Advisors Act. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the advisor or from engaging the advisor to manage the client’s investments. The SEC has made it clear that the duty of an investment advisor to refrain from fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An advisor’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the advisor and its clients.

B.	Legal Requirement

Section 206 of the Investment Advisors Act makes if unlawful for an investment advisor, any officer, director, or employee or other affiliated person of Affinity:

1.	To employ any device, scheme or artifice to defraud any client or prospective client;

2.	To engage in any transaction, practice, or course of business that operates as fraud or deceit upon any client or prospective client,

3.	Acting as a principal for its own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of any such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting, and obtaining the consent of the client to such transaction,

4.	To engage in any act, practice, or course of business that is fraudulent, deceptive or manipulative.

C.	Definitions

1.	Access Persons - An access person is a supervised person who has access to nonpublic information regarding any clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. Access persons include portfolio management personnel and, in some organizations, client service representatives who communicate investment advice to clients. Access persons also include administrative, technical, and clerical personnel if their functions or duties give them access to nonpublic information. In many advisory firms, directors, officers and partners will also be access persons. Rule 204A-1 as proposed, contains a presumption that, if the firm's primary business is providing investment advice, then all of its directors, officers and partners are access persons.

For purposes of this Code all employees and partners of Affinity are hereafter collectively referred to as “Access Persons” and are subject to provisions of this Code.

2.	Advisor – any entity listed in Affinity’s current prospectus as an investment advisor or sub-advisor.

3.	Associated Person – an Access Person’s spouse, minor child(ren), domestic partner or other individuals where the employee or partner manages the account or has beneficial interest in the account and is a member of the Access Person’s household. All reporting requirements and trade restrictions of this Code apply to the accounts of Associated Persons.

4.	Beneficial Interest – Generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in rule 16a-1(a)(2) of the Securities and Exchange Act of 1934. Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

5.	Code – This Code of Ethics

6.	Chief Compliance Officer (CCO) – a person designated by Affinity to fulfill the responsibilities assigned to the supervisory person hereunder.

7.	Covered Securities – Generally includes all securities, including cryptocurrencies, to be reported with the exception of:

a.	Securities which are direct obligations of the United States;

b.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

c.	Shares of the open-end mutual funds that are not managed by Affinity or its affiliates;

d.	Money market funds;

f.	Options and Futures contracts with the exception of those providing exposure to U.S. equities;

8.	Fund – a separate portfolio of assets of Affinity.

9.	Initial Public Offering – An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 5(d) of the Securities and Exchange Act of 1934.

10.	Limited Offering – An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Investment Company Act.

11.	Portfolio Manager – Those employees of Affinity authorized to make investment decisions on behalf of Affinity’s clients.

12.	Supervised Persons - Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment advisor, or other person who provides investment advice on behalf of the investment advisor and is subject to the supervision and control of the investment advisor.

D.	Policy of the Company

1.	No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Section 206 set forth above;

2.	The interests of Affinity’s clients are paramount and come before the interests of any Access Person;

3.	Personal investing activities of all Access Persons shall be conducted in a manner that shall avoid actual or potential conflicts of interest with Affinity’s clients;

4.	Access Persons shall not use such positions, or any investment opportunities presented by virtue of such positions to the detriment of Affinity’s clients;

5.	Every Access Person is required to comply with all applicable federal securities law.

Personal Trading

Affinity permits Access Persons to transact in personal securities accounts, provided that investing by Access Persons is consistent with our fiduciary duty to clients and with regulatory requirements. All personal trading policies and procedures also apply to accounts of members of the Immediate Family of the Access Person and any accounts of which the Access Person is a Beneficial Owner. Each Access Person will comply with these policies for all of these accounts.

Access Persons are permitted to personally invest in securities that are also recommended for client accounts. Access Persons are permitted to have personal accounts that are managed in the same styles and that hold like positions as client accounts. Personal accounts may be managed by Affinity on behalf of the Access Person, individually by the Access Person, or by a third-party investment manager.

Affinity monitors trading activity of Access Persons to confirm that their trading activity complies with the Federal Securities Laws. All securities transactions and holdings in any account of an Access Person, including accounts of members of the Immediate Family of the Access Person and accounts of which the Access Person is considered a Beneficial Owner, are subject to review.

The CCO, or a third party designated by the CCO, conducts a quarterly review of all personal trades of Access Persons against trades executed for clients. If our personal trading policies have been violated, even inadvertently, a trade may be canceled and any profits disgorged, depending on the perceived or actual breach of fiduciary duty to clients.

1.	Pre-clearance of Transactions

Access Persons must obtain Pre-Clearance from the CCO (the CCO will obtain pre- clearance from either CEO and/or third-party compliance consultant) prior to purchasing or selling any security. The CCO may reject any proposed trade by an Access Person that: breaches either the Access Person’s fiduciary duty to any advisory client or is otherwise inconsistent with applicable law, including the Advisors Act, the Investment Company Act and the Employment Retirement Income Security Act of 1974. The Access Person will use the form in Exhibit A-4 to submit pre-clearance requests. Pre-clearance is not required for ETFs NOT managed by Affinity or its affiliates, open-end mutual funds NOT managed by Affinity or its affiliates, cryptocurrencies other than Initial Coin Offerings (ICOs), Corporate Bonds or other Exempt securities.

Once approved, all trades must be made after clients, if clients are buying or selling the same security. The Access Person will be made aware of this fact during the pre-clearance process.

2.	Initial Public Offerings, Initial Coin Offerings and Limited Offerings

Access Person or Associated Person must obtain pre-approval from the CCO prior to acquiring beneficial ownership of any securities (not just Covered Securities) issued as part of an Initial Public Offering or a Limited Offering. This shall include Initial Coin Offerings, unless the Access Person can substantiate it is not considered a “security”. Any such approval shall take into account, among other factors, whether the investment opportunity should be reserved for the clients of Affinity and whether the opportunity is being offered to such Personnel due to his or her position in the Company. The Access Person will use the form in Exhibit A-4 to submit pre-clearance requests.

3.	Potential Conflicts in Trading by Access Persons for their own Accounts

In order to avoid any potential conflict of interest between Affinity and its clients, securities transactions for the accounts of Access Persons not managed by Affinity must abide by the trade restrictions detailed in this Code. Accounts belonging to Access Persons that are invested in a product managed by Affinity are included in the trade rotation as part of the random trade order generator and traded as a normal client account.

4.	Exceptions from Trading Restrictions and Reporting Requirements

The foregoing restrictions shall not apply to the following transactions unless CCO determines that such transactions violate the general principles of this Code:

a.	Reinvestments of dividends pursuant to a plan, or

b.	Transactions in which direct or indirect beneficial ownership is not acquired or disposed of, or

c.	Transactions in accounts over which an Access Person has no investment control, or

d.	Transactions in accounts of an Access Person for which investment discretion is not retained by the Access Person but is granted to any of the following persons who is not affiliated with the Advisor, a registered broker-dealer, registered investment advisor or other investment manager acting in a similar fiduciary capacity, provided the following conditions are satisfied:

i.	The terms of the account agreement must be in writing and filed with the Designated Supervisory Person to any transactions

ii.	Any amendment to the account agreement must be filed with the Designated Supervisory Person prior to effective date

iii.	The account agreement must require the account manager to comply with the reporting provisions of this Code

e.	Transactions effected upon the exercise of rights issued by an issuer pro rata to all holder of a class of its securities, to the extent such rights were acquired from the issuer, and sale of such rights so acquired.

5.	Expiration of Pre-clearance Approval

Preclearance is valid for the three consecutive trading days following the date of approval. If a request is granted before 1:00 p.m. Pacific time on a trading day, that day is counted as the first of the three days. If an Access Person does not execute the trade in full within three consecutive trading days, he or she is required to submit a fresh preclearance request.

6.	Gifts and Entertainment; Political Contributions

Access Persons and employees may not accept or provide gifts, other than de minims gifts (gifts valued under $250), from/to persons doing business with or on behalf of Affinity. The $250 value is limited to the total to/from any one person during a calendar year. In addition, any gifts given over $100 in value must be pre-cleared with the CCO and any gifts received over $100 in value must be reported to the CCO within 30 days.

Bona fide dining or bona fide entertainment is allowed if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Affinity. However, all dining and entertainment must be reported to the CCO within 30 days.

Additionally, to prevent potential conflicts of interest or the appearance of impropriety, Affinity does not allow its executives, employees or solicitors to make political contributions above the de minimis, which is $350 per election to an official or candidate for whom the Access Person is entitled to vote and $150 per election to an elected official or candidate for whom the Access Person is not entitled to vote This includes the spouse of the Access Person. The firm, its executives, employees, and solicitors are also prohibited from soliciting or coordinating campaign contributions from others – a practice referred to as bundling – for an elected official.

Any new employees must report any political contributions made within 2 years from hire date, in order to prevent violations of the pay to play rules.

7.	Board Membership

Access Persons and employees shall not serve on the board of publicly traded companies, or in a similar capacity, without the prior approval of the CCO. If such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

8.	Outside Business Interest

Access Persons and employees shall pre-clear any outside business activities with the CCO. Additionally, an annual basis the CCO shall request certification (Exhibit A-5) from each Access Person and employees that all outside business activities and related compensation have been appropriately disclosed.

E.	Reporting Requirements of Access Persons

The CCO shall notify each Access Person of Affinity who may be required to make reports pursuant to this Code that such person is subject to this reporting requirement and shall deliver a copy of this Code to each such person. The CCO shall annually obtain written assurances (similar to the Certification shown in Exhibit A-1) from each Access Person of the Company that he or she is aware of his or her obligations under this Code and has complied with its reporting requirements.

1.	List Securities Accounts

Within ten (days) after a person becomes and Access Person and annually thereafter, such person in which they or an Associated Person has beneficial ownership shall provide a complete list of ALL securities accounts, regardless of whether or not the account holds non-reportable securities.

2.	Initial Holdings Report

Within ten (10) days after a person becomes an Access Person and annually thereafter, such person in which they or an Associated Person has beneficial ownership shall disclose the information set forth in the report attached as Exhibit A-3, or a brokerage statement, if it includes the required elements. This report must be current as of 45 days after submission and include the following elements:

●	Title and type of security;

●	The exchange ticker or CUSIP of security;

●	The number of shares;

●	Principal Amount;

●	The name of the broker/dealer, bank, or other medium with or through whom the transaction was effected; and,

●	The date the report was submitted.

3.	Quarterly Transaction Report

Within thirty (30) days after the end of the quarter, each Access Person and Associated Person in which they have beneficial ownership shall report to the CCO the information required by the reports attached as Exhibit A-2, or a brokerage statement, if it includes the required elements. The Quarterly Transaction Report must include the following elements:

●	The name and amount of the security purchased or sold;

●	The exchange ticker or CUSIP of the security purchased or sold;

●	The date and nature of the transaction (whether bought, sold, exercised, tendered, etc.);

●	The price at which the transaction was effected;

●	The interest rate and maturity date, if applicable;

●	The name of the broker/dealer, bank, or other medium with or through whom the transaction was effected; and,

●	The date the report was submitted.

Following submission of the Personal Securities Trading Report, the CCO, or a designated third party, will review each report for any evidence of improper trading activities or conflicts of interest by the Advisory Representative and/or Access Person and Associated Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review. Quarterly securities transaction reports are to be maintained by the CCO in accordance with the records retention provisions of Rule 204-2(e) of the Advisors Act. The CEO will review the Personal Securities Trading Report of the CCO.

4.	Annual Holdings Report

Within thirty (30) days of the close of each calendar year (December 31), each Access Person and Associate Person in which they have beneficial ownership shall report the information required by the report attached as Exhibit A-3 or a brokerage statement, if it includes the required elements. Such information must be current as of a date no more than forty-five (45) days before the report is submitted. This report must include those elements required above for the Initial Holdings Report.

Following submission of the Annual Personal Securities Holding Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person and Associated Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review. The CEO, or designated third party, will review the Annual Personal Securities Holdings Report of the CCO.

5.	Duplicate Copies of Brokerage Statements

Each Access Person and Associated Person must direct his or her broker to provide to the firm and/or designated third party duplicate copies of confirmation of all personal securities transactions (including transactions in accounts in which the Access Person has beneficial ownership) on a timely basis and to provide copies of all periodic statements with respect to such account. Whenever possible, each access person or associated person should provide these duplicate copies in electronic format.

In lieu of manually listing each securities transaction on the Personal Securities Trading Report, an Associate may affix (staple) copies of trade confirmations received during that quarter to his/her report. If the brokerage statement is missing any of the required elements, the Access Person must supplement with the missing items.

6.	Exceptions from Reporting Requirements

A person need not submit reports pursuant to this Section E with respect to transactions effected for and Covered Securities held in, any account over which the person has no direct or indirect influence or control;

Failure to Comply with the Provisions of the Code – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Affinity. It is important that employees understand the reasons for compliance with this Code. Affinity’s reputation for fair and honest dealing with its clients and the investment community in general, has taken many years to build. This standing could be seriously damaged as the result of even a single securities transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO if there are ever any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with Affinity.

Any profits derived from security transactions that violate Section D shall be forfeited, if practicable, and/or dealt with in an appropriate manner and in the best interests of the Company.

Reporting Violations

Any violation to the Code of Ethics must be promptly reported to the CCO or his designee. We encourage employees to bring violations to the attention of the CCO and/or the CEO. There will be no retaliation against an employee for reporting violations. In addition, Affinity does not restrict employees from reporting violations to the Securities and Exchange Commission. A log will be maintained of all violations, including the resolution.

Certification

All employees will be provided with a copy of the Code and must initially, annually and upon any amendments certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

EXHIBIT A-1
ACKNOWLEDGEMENT OF RECEIPT OF
COMPLIANCE AND SUPERVISORY PROCEDURES MANUAL
AND
CODE OF ETHICS

To:	Chief Compliance Officer, Affinity

From:
(Access Person/Associate)

I have received the Compliance and Supervisory Procedures Manual and received and read the Code of Ethics of Affinity and agree to be bound by the requirements for ethical conduct while employed by Affinity.

Employee’s Name	Date

Employee’s Signature

EXHIBIT A-
QUARTERLY PERSONAL SECURITIES TRANSACTION REPORT

To:	Chief Compliance Officer, Affinity

From:
(Access Person/Associate)

Re:	Report of Personal Securities Transactions pursuant to Rule 204A-1 of the Investment Advisors Act:

During the quarter ending                          , 20    , the following securities were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to Affinity’s Code of Ethics:

Date of Transaction	Security (title and exchange ticker or symbol)	Nature of Transaction (Purchase, Sale, other)	# Shares	Dollar Amount of Transaction	Price	Broker/Dealer or Bank Through Whom Effected

❑	During the above period, I have not purchased or sold any securities in my personal brokerage account or in any account in which I have a direct or indirect beneficial interest. Beneficial interest is understood to mean securities transactions in the accounts of my spouse, minor children, or other family members residing in my household.

❑	During the quarter referred to above, the following brokerage accounts were established under which I had direct or indirect beneficial ownership:

Broker/Dealer or Bank Through Whom Account Established	Date Account Established

❑	I do not have a personal securities brokerage account.

Signed:	Date:

Report reviewed by:	Date:

EXHIBIT A-
ANNUAL PERSONAL SECURITIES HOLDINGS REPORT

To:	Chief Compliance Officer, Affinity

From:
(Access Person/Associate)

Re:	Report of Personal Securities Holdings pursuant to Rule 204A-1 of the Investment Advisors Act:

As of                , 20   , the following holdings reflect the securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to Affinity’s Code of Ethics:

Title and Type of Security	Security (title and exchange ticker or symbol)	# Shares	Principal Amount	Broker/Dealer or Bank Through Whom Effected

❑	I do not have a personal securities brokerage account.

Signed:	Date:

Report reviewed by:	Date:

EXHIBIT A-
PERSONAL SECURITIES TRADING REQUEST AND AUTHORIZATION FORM

Associate’s Name:                                                                                            Date:

I hereby request authorization to enter the following securities transaction:

Company Name and Ticker symbol:

Is this an IPO: Yes                   No

Type of Order:         Buy                           Sell                          Exchange                         Tender

Other                   (Explain)

Price: Market                          Limit                          Stop                          Number of Shares:

Broker/Dealer: ________________________________________  Bank:_____________________________

This transaction is for investment purposes and to the best of my knowledge will comply with the applicable personal trading provisions contained in Affinity’s Code of Conduct/Ethics.

Signature of Associate:

The above transaction is approved based on information provided. Preclearance is valid for the three consecutive trading days following the date of approval. If the transaction has not been completed within three days, pre-clearance is required again.

Signature of Chief Compliance Officer	Date

The above transaction is disapproved for the following reasons:

Signature of Chief Compliance Officer	Date